                                                             Exhibit No. EX-99.1

May be deemed member of group. These shares are held directly by the John T. Kim
Trust dated 5/17/04 for the benefit of his children (Irrevocable),  and are held indirectly by John T. Kim as  Co-Trustee  and family member of, and sharing same household  with,  Jason Lee Kim and Allyson Lee Kim,  the  beneficiaries  of the
Trust, and Susan Y. Kim as Co-Trustee. The co-trustees of the trust may vote the shares of common stock of the issuer held by it, in their discretion, in concert with  members  of James J. Kim's  family.  James J. Kim and Agnes C. Kim are the parents  of Susan Y.  Kim,  David D. Kim and John T. Kim and Susan Y. Kim is the
parent  of  Alexandra   Panichello,   Jacqueline   Panichello  and  Dylan  James
Panichello.  John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim, who share  the same  household  with  John T.  Kim.  The  group  may be deemed to be composed  of such  family  members  who  beneficially  own more  than 10% of the outstanding  voting  securities  of the issuer.  Each of the  reporting  persons states  that the filing of this Form 3 report  shall not be deemed an  admission that the reporting  person is the beneficial  owner of the reported  securities, for purposes of Section 16 of the  Securities  Exchange Act of 1934, as amended, or for any other purpose.

This  Amendment is filed to correct a previous  filing that was made in error by the John T. Kim Trust dated 5/17/04 for the benefit of his children. That filing reflected  a gift from the John T. Kim Trust  dated  12/31/87 to the John T. Kim
Trust  dated  5/17/04  for  the  benefit  of  his  children  (Irrevocable).  The documentation, including the Deed of Trust and stock powers for the transfer for
the  John  T.  Kim  Trust  dated   5/17/04  for  the  benefit  of  his  children
(Irrevocable)  was  prepared  as of May  17,  2004,  but  the  execution  of the documentation was inadvertently overlooked and not accomplished.  Therefore, the intended transaction did not take place in May 2004. This oversight was recently discovered and new  documentation was prepared.  Consequently,  a new Form 4 and related  Form  3 are  being  filed  concurrently  herewith  to  report  the  new transaction, adjusted for the changed market value of the shares.